Keryx Biopharmaceuticals, Inc. Announces Second Quarter 2008 Financial Results

Keryx to Host Investor Conference Call on Monday, August 11, 2008 at 8:30am EDT

NEW YORK, August 8, 2008 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer, today announced its results for the second quarter ended June 30, 2008.

At June 30, 2008, the Company had cash, cash equivalents, investment securities and interest receivable of $34.6 million, as compared to $64.7 million at December 31, 2007. Approximately $10.1 million of the Company’s investments, at June 30, 2008, represent auction rate securities which are classified as long-term investments.

The net loss for the second quarter ended June 30, 2008 was $7,697,000, or $0.17 per share, compared to a net loss of $19,460,000, or $0.45 per share, for the comparable quarter in 2007, representing a decrease in net loss of $11,763,000. The decrease in net loss was primarily attributable to a $10,390,000 decrease in research and development expenses related to the cessation of the development of Sulonex in March 2008, an $852,000 decrease in expenses related to our other clinical compounds, a $567,000 decrease in non-cash compensation expense related to equity incentive grants, and a $309,000 decrease in other selling, general and administrative expenses, partially offset by a $926,000 decrease in interest and other income.

Commenting on the quarter, Michael S. Weiss, Keryx's Chairman and Chief Executive Officer, said, "During the second quarter, the Company efficiently completed the restructuring which was implemented at the end of the first quarter. We believe that the resulting organization, while lean, possesses the requisite strengths and capabilities necessary to expeditiously move Zerenex and Perifosine forward, as well as to assess additional opportunities which may enhance our product pipeline.” Weiss continued, "With respect to our financial health, we expect our cash burn to be approximately $6 million to $8 million for the remaining six months of 2008, and intend to continue to focus our resources on creating value in our product portfolio.”

On Monday, August 11, 2008, at 8:30am EDT, the Company will host an investor conference call during which they will provide a brief financial overview of the Company’s second quarter financial results.

In order to participate in the conference call, please call 1-877-719-9788 (U.S.), 1-719-325-4769 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex is currently in Phase 2 clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. The Company also has an in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to complete cost-effective clinical trials or meet, as anticipated, the development timelines for the drug candidates in our pipeline, including Zerenex and KRX-0401; our ability to maintain the projected cash burn rate while successfully completing our clinical trials; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:

Lauren Fischer
Director - Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com
Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(Thousands of Dollars, Except Share and Per Share Data)

Statements of Operations Information:

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2008	2007	2008	2007

REVENUE:
License revenue	$327	$--	$526	$--
Diagnostic revenue	--	36	--	66
Service revenue	62	14	62	26
TOTAL REVENUE	389	50	588	92

OPERATING EXPENSES:
Cost of diagnostics sold	--	16	--	38
Cost of services	14	30	14	62

Research and development:
Non-cash compensation	251	1,178	(729)	2,173
Other research and development	4,243	15,685	35,071	33,131
Total research and development	4,494	16,863	34,342	35,304

Selling, general and administrative:
Non-cash compensation	1,767	1,407	3,484	3,413
Other selling, general and administrative	2,085	2,394	4,052	5,189
Total selling, general and administrative	3,852	3,801	7,536	8,602

TOTAL OPERATING EXPENSES	8,360	20,710	41,892	44,006

OPERATING LOSS	(7,971)	(20,660)	(41,304)	(43,914)

OTHER INCOME:
Interest and other income, net	274	1,200	(929)	2,641

NET LOSS	$(7,697)	$(19,460)	$(42,233)	$(41,273)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.17)	$(0.45)	$(0.96)	$(0.95)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	44,095,873	43,556,475	43,906,974	43,531,495

Balance Sheet Information:

	June 30, 2008	December 31, 2007*
	(unaudited)
Cash, cash equivalents, interest receivable
and short-term investment securities	$24,461	$62,386
Long-term investment securities	10,125	2,296
Total assets	39,351	81,061
Accumulated deficit	(320,507)	(278,274)
Stockholders’ equity	5,166	44,422

* Condensed from audited financial statements.